Dated October 4, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


Toyota Motor Credit Corporation

Structure:
1.5 Year MTN FRN

Pricing Date:
October 4, 2006

Interest Accrual Date:
October 10, 2006

Settlement Date (T+3):
October 10, 2006

Maturity Date:
May 2, 2008

Ratings:
Aaa/AAA

Cusip:
89233PZN9

Form of Note:
Registered MTN


Bond Transaction Details


Principal Amount:
$50,000,000

Pricing Benchmark:
3 month LIBOR

Reoffer Yield:
3 month LIBOR - 6 bps

Reoffer Price:
100.000%

Gross Underwriting Spread:
0.030%

All-in Price to Issuer:
99.970%

All-in Cost:
3 month LIBOR - 4 bps

Net Proceeds:
$49,985,000

Interest Reset:
Quarterly

Interest Pay Frequency:
Quarterly

First Payment Date:
January 2, 2007 (Short first coupon using linear interpolation rate between 2 month and 3 month LIBOR)

Interest Payment Dates:
2nd day of January, April, July and October; final payment on May 2, 2008; short last coupon using 1 Month LIBOR -
6 bps

Day Count:
Actual / 360

Day Count Convention:
Modified Following

Payment Days for Payment and Reset:
New York, London

Determination Date:
Quarterly, 2 London business days prior to each Interest
Reset Date

Law:
New York, London

Minimum Denominations:
$1,000

Agent:
Merrill Lynch

DTC Number:
161

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was
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